Exhibit 99.1

April 30, 2015

Ms. Sharon Smith-Lenox

Via Email Delivery: Ssmithlenox@energyrecovery.com

Re: Offer of Promotion with Energy Recovery, Inc.

Dear Sharon:

We are pleased to offer you a promotion with Energy Recovery, Inc. (“ERI”) as Corporate Controller and Chief Accounting Officer reporting to Joel Gay, President & Chief Executive Officer.

Effective Date and Salary. This promotion is effective April 30, 2015. You will receive a bi-weekly salary of $8076.93 (annualized $210,000.00), less deductions authorized or required by law, which will be paid bi-weekly in accordance with the Company’s standard payroll procedures.

Annual Incentive Plan. You will continue to participate in the Company’s Annual Incentive Plan under which you will be eligible to receive up to forty percent (40%) of your base salary for achieving performance goals.

Long-Term Incentive Plan.  You will continue to participate in the LTIP and we will recognize your increased responsibility in 2016.

Change of Control Plan. Under this offer, you will also be named a Participant in the Company’s Change in Control Plan, as amended.

Employment Status. Although your status may change, your employment with the Company remains “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause

We believe that this promotion will provide you an opportunity to not only grow professionally but also allow you to continue to add great value to Energy Recovery, Inc.

Very truly yours,

/s/ Andrew B. Stroud, Jr.

Andrew B. Stroud, Jr.

Vice President, Human Resources

/s/ Sharon Smith-Lenox

___________________________________________

Accepted

1717 Doolittle Drive	T +1 510.483.7370
San Leandro	F +1 510.483.7371
California 94577	info@energyrecovery.com
United States	energyrecovery.com